CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

SPLINEX TECHNOLOGY, INC.

      Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being the Chief Executive Officer of SPLINEX TECHNOLOGY, INC., a Delaware corporation bearing document number 3762193 (the “Corporation”), does hereby certify:

FIRST:
At a meeting of the Board of Directors of the Corporation held on February 8, 2008, the Board unanimously approved amendments to the Corporation’s Certificate of Incorporation changing the name of the Corporation to:

TOT ENERGY, INC.

SECOND:
At a meeting of the Board of Directors of the Corporation held on February 8, 2008, the Board unanimously approved amendments to the Corporation’s Certificate of Incorporation deleting in its entirety the first paragraph of Article IV of the Corporation’s Certificate of Incorporation, as amended and replaced with the following:

“ARTICLE IV

The total number of shares of all classes of stock which the corporation has authority to issue is 500,000,000 shares, consisting of two classes: 400,000,000 shares of Common Stock, $0.001 par value per share, and 100,000,000 shares of Preferred Stock, $0.001 par value per share.”

THIRD:	Except as hereby amended, the Articles of Incorporation of the Corporation shall remain the same.

FOURTH:	These Articles of Amendment shall be effective as of the date and time of filing.

FIFTH:
These Articles of Amendment have been approved and adopted by the stockholders of the Corporation holding a majority of the votes entitled to be cast on the amendments, by Written Consent of the Stockholders dated February 8, 2008 pursuant to Section 228 of the General Corporation Law of Delaware. Therefore, the number of votes cast for the amendments to the Corporation’s Certificate of Incorporation by the stockholders of the Corporation were sufficient for approval.

        IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed in its name by its Chief Executive Officer on March 10, 2008.

SPLINEX TECHNOLOGY, INC.

By: /s/ Mike Zoi
Name: Mike Zoi
Title: Chief Executive Officer